              EMPLOYMENT, CONSULTING AND NON-COMPETITION AGREEMENT

     THIS EMPLOYMENT, CONSULTING AND NON-COMPETITION AGREEMENT ("Agreement") is made and entered into as of the 11th day of March, 1997, by and between Brooks Fiber Properties, Inc. ("BFP"), a Delaware corporation, and Robert A. Brooks ("Executive").

                                WITNESSETH THAT:

     WHEREAS, Executive is the founder of BFP and has been elected by the Board of Directors of BFP to the position of, and has served since inception of BFP as, Chairman of the Board of Directors;

     WHEREAS, Executive possesses executive skills and experience which BFP believes are of substantial value and importance to the success of BFP's business operations;

     WHEREAS, BFP wishes to assure continuation of the services of Executive in connection with the conduct of its business; and

     WHEREAS, Executive is willing to continue to render service as an employee, and thereafter as a consultant and Chairman Emeritus, on the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, it is covenanted and agreed as follows:

     1. BFP-Executive Relationship and Executive Duties.

          (a) BFP hereby continues the employment of Executive, and Executive agrees to continue in the employ of BFP for and during the Employment Period. During the Employment Period, Executive shall serve BFP in the position of Chairman of the Board of Directors. Subject to general policies established by the Board of Directors of BFP, Employee shall have all of the rights, prerogatives, responsibilities, obligations and duties normally attendant to such executive position. Executive agrees to perform the duties consistent with such executive position and shall devote his business time, attention and efforts to the business and affairs of BFP and its subsidiaries on an as needed basis.

          (b) During the Consulting Period, Executive shall serve BFP as a consultant with a title of Chairman Emeritus. During the Consulting Period, Executive shall serve on BFP's Board of Directors and provide such consulting and advisory services to BFP at such time and at such locations or by way of telephone conference calling as is convenient to Executive (taking into account other business, charitable, humanitarian and personal activities). Generally, Executive's consulting and advisory services shall not exceed an average of 20 hours per month.

          (c) For both the Employment and Consulting Period, BFP shall provide Executive with an office and secretarial and administrative assistance comparable to that provided to BFP's chief executive officer.

     2. Compensation for Employment and Consulting Services.

          (a) In full consideration for services provided by Executive during the Employment Period, BFP will, during the Employment Period,

               (i) pay or cause to be paid to Executive, and Executive agrees to accept, compensation consisting of a base salary (payable in regular installments not less frequently than monthly) of not less than $400,000 per year and a bonus of not less than $400,000 per year.

               (ii) provide to Executive medical or health coverage as provided from time to time to the most senior executive officers of BFP, but in no event less than currently provided to Executive; and

               (iii) provide to Executive customary "fringe" benefits (other than medical and health benefits) provided by BFP to its most senior executive officers.

Executive shall also be eligible to participate in all incentive compensation, bonus plans, deferred compensation, savings, stock option, stock appreciation and similar type plans generally available, from time to time, to the most senior executive officers of BFP.

          (b) In full consideration for services provided by Executive during the Consulting Period, BFP will, during the Consulting Period: (i) provide Executive with the medical and/or health coverage provided for in Section 2(a)(ii); and (ii) pay or cause to be paid to Executive (not less frequently than monthly), and Executive agrees to accept, a fee per annum equal to the amounts for the years set forth in the table below:

         YEAR OF CONSULTING PERIOD               Applicable Annual Fee
         --------------------------              ---------------------
                    1998                                $250,000
                    1999                                $250,000
                    2000                                $200,000
                    2001                                $200,000
                    2002                                $150,000

     Executive shall not be entitled to additional compensation or benefits for serving as a Director of BFP except to the extent employees of BFP receive separate compensation or benefits for such service.

     3. Term. The Employment Period shall be for a period beginning on the date hereof and ending on the earlier of (a) December 31, 1997 or(b) the date of any Permitted BFP Termination, any Permitted Executive Resignation or any other date mutually agreed to by BFP and Executive. The Consulting Period shall be for a period beginning on the termination of the Employment Period and ending on the earlier of (a) December 31, 2002 or (b) the date of any Permitted BFP Termination or Permitted Executive Resignation occurring after the term of the Employment Period. In the event of a Permitted BFP Termination or a Permitted Executive Resignation during the term of the Employment Period, there shall be no Consulting Period. The Consulting Period may be extended by mutual consent of the parties with consideration for services as agreed upon.

     4. Permitted BFP Termination. The Employment Period, or the Consulting Period, and all obligations of BFP pursuant hereto, except those provided for in
Section 7 hereof, shall be terminated upon the death of Executive or the Permanent Disability of Executive. The Employment Period and the Consulting Period, and all obligations of BFP pursuant hereto, may be terminated by BFP in the event of the occurrence of a Good Cause Event.

     5. Termination Payment.

          (a) In the event of a Permitted Executive Resignation (subject to the provisions of Exhibit A hereto which are incorporated herein by reference), BFP will:

               (i) continue the medical and/or health coverage provided Executive pursuant to Section 2(a)(ii) of this Agreement through December 31, 2002 at the level then in effect, or provide Executive with a cash payment in the amount necessary for Executive to purchase equivalent coverage; and

               (ii) pay Executive a lump sum payment equal to the present value of the compensation and benefits provided for, but not yet paid to Executive, pursuant to Sections 2(a)(i), 2(a)(iii) and 2(b).

          (b) In the event that BFP shall terminate the engagement of Executive as an employee or consultant for any reason other than in a Permitted BFP Termination prior to the end of the Consulting Period or materially breach this Agreement in any other way, BFP will pay or provide to Executive: (i) the benefits as provided for in Section 5(a) in the event of a Permitted Executive Resignation; and (ii) a cash payment equal to the present value of the benefits available to Executive pursuant to Section 9 (based on average use in the preceding twelve months) for the time remaining in the Employment Period and the Consulting Period; provided such payment shall not exceed $75,000 per year remaining in the Employment Period and the Consulting Period. All amounts payable under this Section 5(b) shall be increased as provided in Exhibit B hereto which is incorporated herein by reference.

          (c) The payments provided for in this Section 5 are in addition to all benefits or amounts payable under all other agreements between Executive and BFP and all plans or programs in effect at termination to which Executive is then entitled. Nothing in this Section 5, or elsewhere in this Agreement is intended, or shall be construed, to limit or impair Executive's rights to receive benefits under any and all such other agreements between the parties, or under any and all such plans or programs.

          (d) For purposes of this section, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code.

     6. Non-Competition Covenant and Compensation.

          (a) Non-Competition. From the date hereof until December 31, 2002, Executive covenants and agrees with BFP that Executive will not, directly or indirectly (including consulting and advising), engage in, enter the employ of, or have any interest in, any other person, firm, corporation or other entity engaged in any activity competitive with the business of BFP or its subsidiaries as carried on within the United States of America; provided, however, that nothing contained herein shall restrict Executive from individually owning 5% or less of corporate securities of any competitor of BFP or its subsidiaries which securities are listed on any national securities exchange or traded actively in the national over-the-counter market, if Executive has no other connection or relationship with the issuer of such securities. This restriction shall be applicable only with respect to the United States of America. Notwithstanding the foregoing, this non-competition covenant shall terminate in the event BFP shall breach this Agreement or if BFP terminates this Agreement by reason of a Good Cause Event. In the event BFP breaches this Agreement, Executive shall continue to receive the payments provided for in Section 6(d) hereof.

          (b) Invalidity of Provisions. Executive recognizes the broad scope of the foregoing covenants, but expressly agrees that they are reasonable in light of the scope of the business heretofore conducted by BFP. If any court or tribunal of competent jurisdiction shall refuse to enforce any or all of the foregoing covenants because they are more extensive (whether as to geographic area, scope of business or otherwise) than is deemed reasonable, it is expressly understood and agreed between the parties hereto that such covenant shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein (whether as to geographic area, scope of business or otherwise) shall be deemed reduced to the extent necessary to permit enforcement of the covenants.

          (c) Enforcement and Remedy. Executive further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that the injured party is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies.

          (d) Compensation. In full consideration for agreeing to the restrictions contained in this Section 6, BFP will pay Executive, and Executive agrees to accept, a fee per annum in each of the years as set forth in the table below:

<Caption
                YEAR OF PAYMENT                    Applicable Annual Fee
                ---------------                    ---------------------
                      1998                              $250,000
                      1999                              $250,000
                      2000                              $200,000
                      2001                              $200,000
                      2002                              $150,000

Payment of such fee shall be made not less frequently than monthly. The fee provided for herein shall be paid by BFP in addition to amounts payable pursuant to Sections 2(a), 2(b), 5(a) and 5(b) and whether or not there is a Permitted Executive Resignation.

     7. Compensation in Event of Death or Permanent Disability.

          (a) In the event that the Employment Period or Consulting Period is terminated because of death of Executive, Executive's beneficiary or beneficiaries designated by him in a notice to BFP or, absent such notice, employee's estate shall be entitled to (1) 50% of all payments provided in Sections 2(a), 2(b) and 6(d) through December 31, 2002 and (2) all payments and benefits in accordance with the regular policies of BFP in force at such time for such events with respect to a senior executive officer but not less than in accordance with the regular policies of BFP with respect thereto in force on the date hereof.

          (b) In the event that the Employment Period or Consulting Period is terminated because of the Permanent Disability of Executive, Executive shall be entitled to (1) all payments provided in Sections 2(a), 2(b) and 6(d) without reduction and (2) all payments and benefits in accordance with the regular policies of BFP in force at such time for such events with respect to a senior executive officer but not less than in accordance with the regular policies of BFP with respect thereto in force on the date hereof.

     8. Designation of Director. As long as Executive remains the beneficial owner of not less than 200,000 shares of common stock of BFP, BFP will use its best efforts to cause (i) the Board Governance Committee of the Board of Directors to nominate and (ii) the stockholders of BFP to elect Executive (or, if unable to serve, a person designated by Executive and reasonably acceptable to the Board Governance Committee) as a director of BFP to serve for the term of this Agreement.

     9. Use of BFP Aircraft; Right of First Refusal.

     During the Employment Period and the Consulting Period, Executive shall be entitled to the use of BFP's current and any replacement aircraft (the "BFP Aircraft") for business purposes, including trips from Executive's residence to St. Louis or any other place required to perform his duties as Chairman of the Board or Consultant as well as for Executive's personal use consistent with such use thereof permitted for the Chief Executive Officer. The BFP Aircraft shall be made available at Executive's request, subject to reasonable and normal maintenance requirements. At times when Executive is not serving as Chairman of the Board, Executive shall give seven days prior notice for use of the Aircraft. In the event the BFP Aircraft is not made available for Executive for domestic (including Canada and Mexico) flights on the date requested or within 72 hours thereafter, BFP shall provide a comparable aircraft for Executive. Scheduling for international travel (other than Canada and Mexico) will be done in good faith taking into consideration the business needs of BFP.

     If BFP desires to sell the BFP Aircraft, BFP shall provide Executive with written notice of (i) its intent to sell, (ii) the proposed transferee and (iii) the material terms and conditions of such sale ("Transfer Notice"). Executive shall thereafter have the option to purchase the BFP Aircraft on substantially the same terms and conditions set forth in the Transfer Notice("Purchase Option"); provided, however that (i) Executive must notify BFP 30 days after receipt of the Transfer Notice of Executive's intent to exercise the Purchase Option (with a closing not more that 60 days after the date of the Transfer Notice) and (ii) if BFP intends to sell the BFP Aircraft to a dealer in connection with the purchase of a new aircraft, the purchase price to Executive shall be the lower of (a) the purchase price set forth in the Transfer Notice and (b) the fair market value of the BFP Aircraft, as determined by an independent appraisal firm mutually selected by BFP and Executive.

     10. Legal Fees. In the event of any litigation involving this Agreement, and if Executive is successful in whole or in part in such litigation, BFP will reimburse Executive for all related legal fees and expenses.

     11. Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part thereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     12. Invalidity of Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     13. Assignment. This Agreement shall be freely assignable by BFP and shall inure to the benefit of, and be binding upon BFP, its successors and assigns; but, being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive.

     14. Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri.

     15. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by the parties hereto.

     16. Notices. Any notice to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows:

                      TO BFP:       Brooks Fiber Properties, Inc.
                                    425 Woods Mill Road South
                                    St. Louis, MO  63017
                                    Attention: Chief Executive Officer

and to Executive at his address as it appears on the payroll records of BFP, or to such other address as may have been furnished by either party to the other party by written notice.

     17. Option Vesting. BFP and Executive acknowledge and agree that service to BFP as a Director shall count as service for vesting purposes under BFP's 1993 Stock Option Plan.

     18. Definitions. The following terms, as used herein, shall have the following meanings:

     "Change of Control" means (a) the purchase or other acquisition, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, in one or a series of transactions by a person or a group of persons acting in concert, of beneficial ownership in more than 35% if on or before March 31, 1998, and 25% thereafter, of the then outstanding voting stock of BFP, (b) the receipt of proxies for the election of directors in opposition to management's slate of nominees which proxies aggregate more than 40% of the then outstanding voting stock of BFP, (c) the sale or issuance of such number of shares of voting stock of BFP for consideration other than cash in any transaction or series of related transactions which constitute more than 35% if on or before March 31, 1998, and 25% thereafter, of the outstanding voting power of BFP after giving effect to such issuance or sale, or (d) the sale or other transfer of all or substantially all of the assets of BFP.

     "Employment Period" means the period set forth in Section 3 hereof.

     "Consulting Period" means the period set forth in Section 3 hereof.

     "Good Cause Event" shall mean (a) a good faith determination by the Board of Directors, after written notice (including all relevant documentation of the matter) to Executive and opportunity by Executive to be heard, that Executive committed a fraud, misappropriation, embezzlement or theft against or from BFP or any of its subsidiaries, (b) conviction of Executive of a felony or (c) a good faith determination of the Board of Directors, after a ninety (90) day written warning and the opportunity to cure and to be heard by the Board of Directors, on substantial evidence (a description of which shall be included with such written warning) that Executive was grossly negligent in carrying out, or unreasonably refused to serve or carry out, the duties and responsibilities as provided for in Section 1 hereof.

     "Independent Accounting Firm" shall mean a "big-six" accounting firm designated by BFP and approved by Executive to make the computations provided for in Section 5 hereof which does no substantial work for either BFP or any person owning more than 25% of the outstanding voting stock of BFP.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Permanent Disability" shall mean the total inability because of bodily injury or disease to carry out the duties of Executive provided in Section 1 hereof for a period of six consecutive months.

     "Permitted Executive Resignation" shall mean any resignation by Executive which shall occur within one year after a Change in Control.

     "Permitted BFP Termination" means a termination of this Agreement pursuant to or as permitted by the terms of Section 4 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written in the City of Town & Country, State of Missouri.

                                   BROOKS FIBER PROPERTIES, INC.

                                   By:  /s/ James C. Allen
                                        ----------------------------------------
                                        James C. Allen, President

                                   /s/ Robert A. Brooks
                                   ---------------------------------------------
                                   Robert A. Brooks
                                   Executive

                                                                       EXHIBIT A

              POTENTIAL REDUCTION IN PAYMENTS PURSUANT SECTION 5(A)

     Anything in this Agreement to the contrary notwithstanding but subject to
Section 11 of the Agreement, in the event the Independent Accounting Firm shall determine that any payment or distribution by BFP to or for the benefit of Executive pursuant to the terms of Section 5(a) of this Agreement (a "Payment") would be nondeductible by BFP for Federal income tax purposes because of Section 280G of the Internal Revenue Code, then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. For purposes of this paragraph, the "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by BFP because of said Section 280G of the Internal Revenue Code.

     If the Independent Accounting Firm determines that any Payment would be nondeductible by BFP because of Section 280G of the Internal Revenue Code, BFP shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and Executive may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount), and shall advise BFP in writing of his election within thirty days of his receipt of notice. If no such election is made by Executive within such thirty-day period, BFP may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payment equals the Reduced Amount) and shall notify Executive promptly of such election. All determinations made by the Independent Accounting Firm under this paragraph shall be binding upon BFP and Executive and shall be made within 60 days of a termination of employment of Executive. As promptly as practicable following such determination and the elections hereunder, BFP shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement and shall promptly pay to or distribute for the benefit of Executive in the future such amounts as become due to Executive under this Agreement.

     As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code at the time of the initial determination by the Independent Accounting Firm hereunder, it is possible that Agreement Payments will be made by BFP which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by BFP could have been made ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Independent Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against BFP or Executive which the Independent Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to BFP together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code; provided, however, that no amount shall be payable by Executive to BFP if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Internal Revenue Code or if the period of limitations for assessment of tax under Section 4999 of the Internal Revenue Code against Executive shall have expired. In the event that the Independent Accounting Firm, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by BFP to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in
Section 7872(f)(2)(A) of the Internal Revenue Code.

                                                                       EXHIBIT B

              POTENTIAL GROSS UP OF PAYMENTS PURSUANT SECTION 5(B)

     (A) In the event it shall be determined that any payment or distribution by BFP to or for the benefit of Executive pursuant to the terms of Section 5(b) of this Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (B) Subject to the provisions of Subsection (C) of this Exhibit B, all determinations required to be made under Section 5(b) and this Exhibit B, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by an Independent Accounting Firm which shall provide detailed supporting calculations both to BFP and Executive within 15 business days of the date of Executive's termination, if applicable, or such earlier time as is requested by BFP. The initial Gross-Up Payment, if any, as determined pursuant to this Exhibit B, shall be paid to the Executive within 5 days of the receipt of the Independent Accounting Firm's determination. If the Independent Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he does not need to report any Excise Tax on his federal income tax return. Any determination by the Independent Accounting Firm shall be binding upon BFP and the Executive. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Independent Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by BFP should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event the Executive receives a final assessment or enters into a closing agreement with the Internal Revenue Service ("Service") for any tax year that gives rise to an Underpayment, and the Executive gives notice of such Underpayment pursuant to Subsection (C) of this Exhibit B, the Independent Accounting Firm shall determine the amount of the Underpayment that has occurred and give written notice thereof to BFP and the Executive. Any such Underpayment shall be paid by BFP to or for the benefit of the Executive within 10 business days after it has received such notice.

     (C) The Executive shall notify BFP in writing of any proposed assessment or proposed adjustment by the Service pursuant to an audit of Executive's federal income tax return or otherwise, that, if successful, would require the payment by BFP of a Gross-Up Payment (hereinafter referred to as a "Claim"). Such notice shall be given as soon as practicable but no later than ten business days after the earlier of (i) the receipt by the Executive of a written notice of proposed adjustment from the Service (a "30 day letter") or (ii) the receipt by the Executive of a statutory notice of deficiency. Such notice of the Executive to BFP shall include (i) notice of the amount of the proposed assessment or proposed adjustment which relates to the Claim and the taxable year or years in which the Claim arises, (ii) the general nature of the Claim and (iii) all relevant written reports of the Service's Examining Agent relating to the Claim.

     Within thirty days of (i) the receipt by the Executive of a final assessment or (ii) the execution by the Executive and the Service of a closing agreement, with respect to any tax year of the Executive in which a Claim has been raised, pursuant to which the Executive is required to pay any amount with respect to the Claim, the Executive shall provide BFP and the Independent Accounting Firm with a copy of such assessment or agreement, together with supporting documents sufficient to determine the amount of such tax liability that was attributable to the Claim.